Exhibit 11

JOINT FILING AGREEMENT

This will confirm the agreement among the undersigned that the Schedule 13D/A filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of the limited partnership units of Brookfield Infrastructure Partners L.P. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: November 22, 2021	BROOKFIELD ASSET MANAGEMENT INC.

	By:	/s/ Kathy Sarpash
		Name:	Kathy Sarpash
		Title:	Senior Vice President

BAM PARTNERS TRUST, by its trustee, BAM CLASS B PARTNERS INC.

	By:	/s/ Kathy Sarpash
		Name:	Kathy Sarpash
		Title:	Secretary